Media Contact:	Investor Contact:

Barbara Henderson SVP, Worldwide Corp. Comm. (310) 410-9600 ext. 32736	Frank Lamberti Vice President Investor Relations (310) 410-9600 ext. 32280

HERBALIFE LTD. ANNOUNCES RECORD FOURTH-QUARTER NET SALES OF $409.0 MILLION
Record Full Year 2005 Net Sales of $1.6 Billion

LOS ANGELES, February 21, 2006 — Herbalife Ltd. (NYSE: HLF) today reported record fourth-quarter net sales of $409.0 million, an increase of 19.7 percent compared to the same period of 2004. The company’s regions, the Americas and Asia Pacific, achieved net sales growth of 55.1 percent and 11.6 percent, respectively, versus the fourth quarter of 2004 and were partially offset by net sales declines in Europe and Japan, which decreased 5.1 percent and 5.2 percent, respectively. The company’s chief executive officer, Michael O. Johnson, said, “We finished the year with another record quarter with strong sales growth and momentum in our key markets, and in local currency, all of our regions reported sales growth increases versus the same period last year for two consecutive quarters.”

During the fourth quarter of 2005, more than 45,000 distributors qualified as new supervisors, an increase of 34.8 percent versus the fourth quarter of 2004. The company’s high-level Presidents Team increased 13 percent to 859 members during the fourth quarter of 2005, compared to the fourth quarter of 2004. “We believe that the success of distributors moving up our marketing plan reflects strength and vitality in the company’s independent distributor organization,” said Johnson. Additionally, in the fourth quarter one distributor achieved the prestigious level of Chairman’s Club, bringing the total of this exclusive group to 27.

For the full year 2005, the company reported net sales of $1.6 billion, an increase of 19.6 percent versus the full year of 2004. “As we reflect on 2005, we are excited about our record growth, our operating income margin expansion, the execution of our five key strategies, and the continued trust, confidence, and momentum within our distributor organization,” said Johnson. The company’s distributor organization reached record levels in 2005, with the total number of supervisors reaching more than 334,000, up 12 percent from the same period of 2004.

Financial Performance

For the quarter ended December 31, 2005, the company reported record net income of $30.0 million, or $0.41 per diluted share compared to a net loss of $37.4 million, or $0.68 per diluted share in 2004. Higher than expected revenue growth during the fourth quarter and a slightly lower than expected full-year effective tax rate were partially offset by higher than expected sales event costs and promotional expenses associated with the popular Worldwide Cup Promotion which concluded December 31, 2005. Net income in the fourth quarter of 2005, excluding the impact of recapitalization costs of $56.0 million in the fourth quarter of 2004, increased 307.3 percent versus the fourth quarter of 2004.

To support the company’s infrastructure strategy, the company invested $10.3 million in capital expenditures during the fourth quarter. Additionally, the company prepaid $29 million of its term loan during the quarter.

For the full year ended December 31, 2005, the company reported record net income of $93.1 million, or $1.28 per diluted share compared to net loss of $14.3 million, or $0.27 per diluted share reported for the same period in 2004. Excluding the effect of recapitalization transaction expenses of $15.4 million in the first quarter of 2004, $56.0 million in the fourth quarter of 2004, $14.2 million in the first quarter of 2005, the $5.5 million non-cash tax charge associated with moving its China subsidiary within the global corporate structure in the second quarter of 2005, and the favorable pre-tax $4.0 million royalty expense adjustment in the third quarter of 2005, the company’s full year 2005 net income would have been $110.5 million or $1.52 per diluted share, up 75 percent versus full year 2004 earnings per diluted share of $0.87. The company invested $32.6 million in capital expenditures during the full year of 2005 and prepaid $109 million of its term loan.

2005 Highlights

The record net sales growth and improved profitability in 2005 was attributable to the broad success of distributors, the execution of the company’s five key strategies, and the benefits from the company’s IPO recapitalization in 2004.

Distributors and management increased their focus on creating a better balance between recruiting, retailing, and retention in the company’s 60 markets. Distributor initiatives such as the Nutrition Club party planning concept, the Total Plan, and market development programs such as GenH, were globalized during the year and helped expand the company’s distributor base. Investments in new distributor tools, such as BizWorks and upgrades to MyHerbalife.com, were rolled out to help distributors improve their productivity.

The company successfully launched its first direct-to-consumer site, www.Liftoff.com, in the fourth quarter of 2005. “Our direct-to-consumer technology platform will be expanded in 2006 to help foster productivity of our distributors, improve customer and distributor retention and provide additional access points for customers to buy Herbalife products,” said Greg Probert, president and chief operating officer.

New products such as LiftoffTM, the company’s effervescent energy drink, helped target younger distributors and customers, and the introduction of the NouriFusion™ skincare line helped diversify the company’s product portfolio. In addition, the company continued its global rollout of its ShapeworksTM and Niteworks® programs.

The company strengthened its global branding efforts, forming relationships with sports organizations such as the Association of Volleyball Professionals (AVP) and Anschutz Entertainment Group (AEG) that provide Herbalife with naming rights and sponsorships of events associated with healthy, active lifestyles including sports activities such as soccer, tennis, bicycle racing, and triathlons worldwide. In addition, the company and its distributors reinforced their commitment to community service by opening six new Casa Herbalife programs through the Herbalife Family Foundation. Casa Herbalife works with charitable organizations to help provide nutrition to children in need.

The company continued to geographically diversify its portfolio by opening Hungary as its 60th market. Additionally, consistent with the current direct selling regulations, the company opened 14 stores in 7 provinces in China to expand its presence in this potentially important market.

The implementation of Oracle and other software systems such as MicroStrategy® business intelligence software continued throughout the year. Furthermore, the company has formalized its organization development efforts with ongoing leadership development and training programs for its employees. The company also invested in new facilities, expanded existing offices, and increased the capacity of its manufacturing plant in China to support the strong revenue growth in 2005.

Regional Performance

The Americas, which comprised 47.3 percent of worldwide sales, reported net sales of $193.6 million in the fourth quarter, up 55.1 percent versus the same period of 2004. Excluding currency fluctuations, net sales increased 46.4 percent. The performance was driven by continued strong sales growth in Mexico, the company’s largest market, up 117.9 percent, Brazil, up 58.2 percent, and the U.S., up 18.5 percent versus the fourth quarter of 2004. Total supervisors for the fourth quarter increased 29.1 percent versus the same period of 2004. For the full year of 2005, The Americas reported net sales of $681.7 million, up 45.6 percent compared to full year 2004. Excluding currency fluctuations, net sales increased 39.2 percent.

Europe, which comprised 31.2 percent of worldwide sales, reported net sales of $127.7 million in the fourth quarter, down 5.1 percent versus the same period of 2004. Excluding currency fluctuations, net sales increased 1.6 percent. Net sales in two of the region’s key markets, Germany and the Netherlands, which were down 24.0 percent and 25.6 percent, respectively, were partially offset by growth in other markets such as South Africa, up 34.1 percent, Portugal, up 23.8 percent, and Italy, up 8.3 percent compared to the fourth quarter of 2004. Total supervisors in the region decreased 6.4 percent versus the fourth quarter of 2004. For the full year 2005, the region reported net sales of $545.3 million, up 1.7 percent compared to the full year 2004. Excluding currency fluctuations, net sales increased 1.0 percent.

Asia Pacific, which comprised 15.7 percent of worldwide sales, reported net sales of $64.2 million in the fourth quarter, up 11.6 percent versus the same period of 2004, due to sales in Korea, up 22.9 percent, and Taiwan, up 7.8 percent. Excluding currency fluctuations, net sales increased 11.7 percent. Total supervisors for the fourth quarter increased 15.9 percent versus the same period of 2004. For the full year 2005, the Asia Pacific region reported net sales of $245.1 million, up 18.7 percent versus the full year 2004. Excluding currency fluctuations, net sales in the region increased 14.2 percent.

Japan, which comprised 5.8 percent of worldwide sales, reported net sales of $23.5 million in the fourth quarter, down 5.2 percent versus the same period of 2004. Excluding currency fluctuations, net sales increased 5.4 percent. Total supervisors declined 19.5 percent versus the fourth quarter of 2004. For the full year 2005, Japan reported net sales of $94.7 million, down 4.1 percent versus the full year 2004. Excluding currency fluctuations, net sales decreased 2.3 percent.

2006 Key Initiatives

Herbalife continues to execute and invest in its five key strategies in the areas of distributors, consumers, products, China expansion, and infrastructure. The plans for investment in these key areas are progressing according to management’s expectations. The company expects to continue expanding the Nutrition Club party-planning concepts to key markets throughout the year. In addition, the company anticipates expanding its e-commerce capabilities throughout 2006. In China, the company anticipates that it will expand its presence into more than 20 provinces by the end of 2006, which will be another investment year in this potentially important market. In addition, the company continues to invest in strengthening the ability of its distributors to recruit, retail, and retain distributors and customers. Investments in employee programs, technology, product sourcing, and global manufacturing are also key elements of our infrastructure strategy.

Earnings Per Share Guidance

First quarter 2006, earnings per diluted share are expected to be in the range of $0.37 — $0.41, reflecting continued strong sales growth in Herbalife’s key geographic markets. The company is expecting full-year 2006 earnings per diluted share to be in the range of $1.80 — $1.85.

Additional Announcements

The company announced that its Board of Directors has scheduled the Annual Meeting of Shareholders on Thursday, April 27, 2006. The Board has established Friday, March 17, 2006 as the date of record.

Fourth Quarter and Full Year 2005 Earnings Call

Herbalife’s fourth quarter and full year 2005 earnings conference call will be conducted on February 22, 2006 at 8 a.m. P.S.T. (11 a.m. E.S.T.) The conference call numbers are (866) 206-6509 for domestic calls and (703) 639-1108 for calls made from outside the United States. Additionally, the conference call will be webcast. The link to the webcast can be obtained on the Investor Relations section of the company’s Web site at www.Herbalife.com. An audio replay will be available following the completion of the conference call in MP3 format or by dialing (866) 219-1444 (domestic callers) and (703) 925-2474 (international callers) and entering access code 835865. The webcast of the teleconference will be archived and available on Herbalife’s Web site.

About Herbalife Ltd.

Herbalife is a global network marketing company offering a range of science-based weight management products, nutritional supplements and personal care products intended to support weight management and healthy lifestyles. (HLFE)

Disclosure Regarding Forward-Looking Statements

Except for historical information contained herein, the matters set forth in this press release are “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings, revenue or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new services or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words, “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” or “anticipate” and any other similar words.

Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed in this press release. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in forward-looking statements include, among others, the following:

•	our relationships with, and our ability to influence the actions of, our distributors;

•	adverse publicity associated with our products or network marketing organization;

•	uncertainties relating to interpretation and enforcement of recently enacted legislation in China governing direct selling;

•	adverse changes in the Chinese economy, Chinese legal system or Chinese governmental policies;

•	risk of improper action by Chinese employees or international distributors in violation of Chinese law;

•	changing consumer preferences and demands;

•	the competitive nature of our business;

•	regulatory matters governing our products, including potential governmental or regulatory actions concerning the safety or efficacy of our products, and network marketing program;

•	risks associated with operating internationally, including foreign exchange risks;

•	our dependence on increased penetration of existing markets;

•	contractual limitations on our ability to expand our business;

•	our reliance on our information technology infrastructure and outside manufacturers;

•	the sufficiency of trademarks and other intellectual property rights;

•	product concentration;

•	our reliance on our management team;

•	product liability claims;

•	uncertainties relating to the application of transfer pricing and similar tax regulations;

•	taxation relating to our distributors; and

•	product liability claims.

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Herbalife Ltd.
Consolidated Statements of Income
(In thousands, except per share data)

	3 Months Ended		12 Months Ended

	12/31/2004	12/31/2005	12/31/2004	12/31/2005

Europe	$134,516	$127,678	$536,153	$545,279
The Americas	124,774	193,587	468,240	681,710
Asia/Pacific Rim	57,546	64,236	206,524	245,107
Japan	24,805	23,525	98,746	94,654

Worldwide net sales	341,641	409,026	1,309,663	1,566,750
Cost of Sales	71,089	83,154	269,913	315,746

Gross Profit	270,552	325,872	1,039,750	1,251,004
Royalty Overrides	122,526	144,790	464,892	555,665
SGA	120,329	126,838	436,139	476,268

Operating Income	27,697	54,244	138,719	219,071
Interest Expense — net	68,071	6,326	123,305	43,924

Income before income taxes	(40,374)	47,918	15,414	175,147
Income Taxes	(2,968)	17,965	29,725	82,007
Net Income (Loss)	(37,406)	29,953	(14,311)	93,140

Basic Shares	55,256	69,487	52,911	68,972
Diluted Shares	55,256	73,444	52,911	72,491
Basic EPS	$(0.68)	$0.43	$(0.27)	$1.35

Diluted EPS	$(0.68)	$0.41	$(0.27)	$1.28

Herbalife Ltd.
Consolidated Balance Sheets
(In thousands)

	December 31,	December 31,
	2004	2005
ASSETS
Current Assets:
Cash & cash equivalents	$201,577	$88,248
Inventory, net	71,092	109,785
Other current assets	97,244	101,518

Total Current Assets	369,913	299,551
Property and equipment, net	55,390	64,946
Other Assets	26,869	24,190
Goodwill	167,517	134,206
Intangible assets, net	329,012	314,908
Total Assets	$948,701	$837,801

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	24,457	39,156
Royalty Overrides	85,304	87,401
Accrued expenses	114,243	126,167
Current portion of long term debt	120,291	9,816
Other current liabilities	27,174	22,917

Total Current Liabilities	371,469	285,457
Long-term debt, net of current portion	365,926	253,276
Other long-term liabilities	146,964	130,180

Total Liabilities	884,359	668,913
Shareholders’ equity:
Common shares	137	140
Additional paid in capital	74,593	89,524
Accumulated other comprehensive income	3,923	605
Retained earnings (accumulated deficit)	(14,311)	78,829
Treasury shares at cost	—	(210)

Total Shareholders’ Equity	64,342	168,888
Total Liabilities and Shareholders’ Equity	$948,701	$837,801

Herbalife Ltd.
Supervisors by Market

	Dec 31	Dec 31
Region	2004	2005	% Chg
The Americas	124,605	160,878	29%
Europe	102,203	95,628	-6%
Asia/Pacific Rim	55,460	64,286	16%
Japan	16,860	13,566	-20%
Worldwide	299,128	334,358	12%

Herbalife Ltd.
Volume Points by Market
(In millions)

	Quarter Ended			Twelve Months Ended

Region	12/31/04	12/31/05	% Chg	12/31/04	12/31/05	% Chg

The Americas	205.4	299.7	46%	761.7	1,071.2	41%
Europe	137.2	140.2	2%	574.5	572.9	0%
Asia/Pacific Rim	73.0	79.7	9%	269.2	305.3	13%
Japan	17.7	18.1	2%	72.7	70.6	-3%
Worldwide	433.3	537.7	24%	1,678.1	2,020.0	20%

Herbalife Ltd.
2006 Guidance
For Quarter Ending March 31, 2006

	Low	High
Net Sales Growth Rate vs. 2004	16.0%	18.0%
Gross Profit % Net Sales	79.5%	80.0%
Royalty Overrides % Net Sales	35.5%	36.5%
SGA % Net Sales	30.0%	31.5%
Operating Income % Net Sales	13.0%	14.0%
Interest Income/(Expense) ($ mm’s)	$(6.0)	$(6.5)
Effective Tax Rate	39.5%	40.5%
EPS	$0.37	$0.41
Capex ($ mm’s)	$10.0	$15.0

Herbalife Ltd.
2006 Guidance
For Year Ending December 31, 2006

	Low	High
Net Sales Growth Rate vs. 2005	14.0%	18.0%
Gross Profit % Net Sales	79.5%	80.5%
Royalty Overrides % Net Sales	35.5%	36.5%
SGA % Net Sales	30.2%	31.8%
Operating Income % Net Sales	13.0%	14.0%
Interest Income/(Expense) ($ mm’s)	$(20.0)	$(24.0)
Effective Tax Rate	39.5%	40.5%
EPS	$1.80	$1.85
Capex ($ mm’s)	$35.0	$45.0

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